Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-165792 of our report dated November 18, 2009, February 22, 2010 as to the effects of the reclassification of the BAI business as a discontinued operation as described in Note 1 and Note 3 and the adoption of new accounting guidance on the presentation of noncontrolling interests as described in Note 2 and March 30, 2010 as to the effects of including subsidiary guarantor financial information as described in Note 22, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard on accounting for uncertain tax positions),  relating to the consolidated financial statements and financial statement schedule of Oshkosh Corporation and subsidiaries (the “Company”), appearing in the Current Report on Form 8-K of Oshkosh Corporation dated March 30, 2010, and our report dated November 18, 2009 relating to the effectiveness of the Company’s internal control over financial reporting,  appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

April 15, 2010